EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund
Select Series, Standard & Poor's Intrinsic Value Portfolio 1997 Series B Defined Asset Funds
We consent to the use in this Registration Statement No. 333-28347 of our opinion dated August 6, 1997, relating to the Statement of Condition of Equity Investor Fund Select Series Standard & Poor's Intrinsic Value Portfolio 1997 Series B, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, N.Y.
August 6, 1997